                                                                  EXHIBIT 10.22


                                        MEMORANDUM

DATE:           February 11, 1997

TO:             Bernie Ebbers

FROM:           Jim Crowe

SUBJECT:        ONGOING RELATIONSHIP

I believe the following summarizes the agreement we reached on February 11, 1997.

1. I will continue to be an employee of the Company, reporting to you, however I will not have line responsibility.

2. My employment by the Company will continue until November 23, 1997. After November 23, 1997, my employment will be by mutual agreement.

3. My stock options which would have vested in November 1997, Shareworks grants and matching contributions will vest immediately. I agree not to exercise these options until November 24, 1997. WorldCom absolutely agrees that after November 24, 1997, I will have the right to exercise any options outstanding at that time. WorldCom agrees it will not prevent or attempt to prevent exercise of such options after November 24, 1997, under any circumstances including any breach or contention of breach of this agreement.

4. I will remain on the Board of Directors and remain as Chairman for the term of my employment subject to nomination and stockholder vote.

5. I will have one year from the date of termination of my employment to exercise any outstanding options.

6. My salary will be $120,000 per year. In return, I will devote one day per month to such business as you direct, subject to mutual agreement as to the nature of the task. If you do not specify a task for a particular month, there will no carry over to the next month. We both agree to be flexible with respect to rescheduling my tasks to accommodate any other activities I may wish to pursue.

7. Should you wish to assign other tasks to me, you will compensate me at the rate of $10,000 per day for each day or fraction of a day spent on such tasks. My undertaking of such tasks will be subject to prior mutual agreement.

8. You agree that I may pursue such other activities as I choose, including, but not limited to, pursuing other business interests. I understand that during the term of my employment and directorship, such activities must be consistent with my fiduciary duties.

Page Two
February 11, 1997
Memo to Bernie Ebbers

9. We agreed that I will have a budget of $75,000 for community donations, charitable donations, sponsorships, etc., to allocate at my discretion. I believe my participation in these good works is a benefit to the Company, especially given the concentration of stock ownership in Omaha.

10. I would propose that Dinah Sink continue as my secretary as long as I am employed. I will, of course, ensure Dinah is properly utilized.

11.     I would like to continue to use my office in Omaha when needed.

In addition to considering my own situation, I believe we agreed as follows.

12. Doug Bradbury and Terry Ferguson's employment with the Company will be terminated on February 28, 1997. Terry and Doug's stock options (which would have vested in November 1997), Shareworks grants and matching contributions will vest immediately. Doug and Terry will have one year from the date of their termination to exercise any outstanding options.

13. In any event, given Terry and Doug's contribution to the Company, I think a severance payment is appropriate. Any such severance will be at your discretion.

JQC/dms



/s/ James Crowe                                  /s/ Bernard J. Ebbers
-----------------------                          ---------------------------
James Q. Crowe                                   Bernie Ebbers